Exhibit 10.1
SEPARATION AGREEMENT AND RELEASE
This Separation Agreement and Release (this “Agreement”) is entered into as of January 23, 2026 by and between Liam Kelly (“Executive”) and Teleflex Incorporated together with its subsidiaries and affiliates (together, the “Company” and collectively with Executive, the “Parties”).
WHEREAS, Executive is currently employed by the Company;
WHEREAS, the Company and Executive have previously entered into the Senior Executive Officer Severance Agreement, dated March 31, 2017 (the “Executive Severance Agreement”);
WHEREAS, Executive received a Notice of Termination from the Company on January 7, 2026 (the “Transition Date”);
WHEREAS, Executive ceased to be the Company’s President and Chief Executive Officer on the Transition Date;
WHEREAS, Executive and the Company wish to ensure the orderly transition of Executive’s duties and responsibilities in connection with his separation;
WHEREAS, Executive’s last day of employment with the Company will be March 31, 2026 (the “Separation Date”); and
WHEREAS, Executive and the Company have voluntarily entered into this Agreement, which sets forth their complete understanding regarding Executive’s transition and separation from employment with the Company.
NOW, THEREFORE, in consideration of the mutual promises, benefits and covenants herein contained, the Company and Executive hereby agree as follows:
1.Executive’s Transition and Separation Date:
a.As of the Transition Date, Executive ceased to be the Company’s President and Chief Executive Officer, and, as of the date of this Agreement, Executive resigned from his position on the Board of Directors of the Company and resigned from every other office, directorship or other position held with the Company or any of its affiliates, except remaining an employee of the Company. Executive shall execute resignation letters or other documents reasonably requested by the Company to memorialize the foregoing. From the Transition Date through the Separation Date (inclusive of such dates, the “Transition Period”), Executive will remain an employee of the Company in an advisory position, providing transition services to the Company as reasonably requested by the Company. Any services requested by the Company shall be conducted in a professional manner and in accordance with the Company’s policies applicable to employees. Executive will not commence other employment or engage in any business activity other than at the Company’s request during the Transition Period. It is expressly acknowledged and agreed that during the Transition Period, Executive’s employment with the

Company may only be terminated by the Company for Cause (as defined in the Executive Severance Agreement).
b.If, during the Transition Period, Executive resigns his employment, Executive will forfeit the compensation, benefits and vesting of equity provided under Section 2.a for the remainder of the Transition Period and the “Separation Date” for the purposes of this Agreement shall be the last day of Executive’s employment with the Company.
c.Executive acknowledges that the Company previously provided and Executive received a Notice of Termination (as defined in the Executive Severance Agreement) that meets all required elements thereof, and no further Notice of Termination is due to Executive.
2.Compensation During Transition Period and Separation Benefits:
a.Transition Compensation and Benefits. Provided that Executive timely executes and does not revoke this Agreement and subject to compliance with Section 5, during the Transition Period, Executive will continue to: (i) receive his base salary as in effect on the Transition Date (“Base Salary”), paid in accordance with the Company’s payroll cycle; (ii) be eligible to participate in all health and welfare benefit plans in which Executive is enrolled as of the Transition Date; (iii) be eligible to participate in the Teleflex 401(k) Savings Plan and contribute to such plan in accordance with the terms thereof; (iv) receive payment of any bonus payable pursuant to the Company’s Annual Incentive Plan in respect of the 2025 performance period (which, for the avoidance of doubt, shall be calculated on the same basis and paid at the same percentage of target with respect to corporate financial metrics for Executive as for other executive officers of the Company participating in such plan for such performance period) (a “2025 Bonus”) to the extent scheduled to be paid during the Transition Period; and (v) vest and settle in all equity awards granted to Executive by the Company (“Equity Awards”) that are scheduled to vest during the Transition Period. Except as otherwise provided herein, all other Company-sponsored benefits will cease as of the Transition Date. Subject to the limitations of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), during the Transition Period, Executive shall not be eligible to contribute to the Teleflex Incorporated Deferred Compensation Plan and shall not be eligible for any new equity grants or awards. Executive’s final paycheck will include all unpaid wages up to and including the Separation Date. The payment of any accrued or unused paid time-off benefits will be subject to Company policy.
b.Separation Compensation and Benefits. Provided that Executive timely executes and does not revoke this Agreement and the Second Release attached to this Agreement and subject to Executive’s continued compliance with the terms of this Agreement (including Section 5), upon the Separation Date, Executive shall be eligible to receive as additional separation consideration, certain cash payments and benefits (collectively, the “Separation Benefits”), as follows:
(i)to the extent unpaid as of the Separation Date, any 2025 Bonus, paid in a single lump sum cash payment on the date in calendar year 2026 paid to other participants receiving a 2025 Bonus;
(ii)continued payment of Base Salary for a period of 24 months after the Separation Date (the “Severance Period”), payable as follows: (A) a lump sum cash payment equal to 7/12ths of the Base Salary payable on the first day of the seventh month beginning after the Separation Date (the “Commencement Date”), and (B) each month thereafter during the Severance Period, an amount equal to 1/12th of the Base Salary, paid in accordance with the Company’s payroll cycle;

(iii)a monthly cash vehicle allowance during the Severance Period equal to the amount provided to the Executive immediately prior to the Separation Date (the “Monthly Vehicle Allowance”), payable as follows: (A) a lump sum cash payment equal to seven times the Monthly Vehicle Allowance, paid on the Commencement Date, and (B) a lump sum cash payment equal to the Monthly Vehicle Allowance of the first day of each month thereafter during the Severance Period;
(iv)a lump sum payment of $20,000 in lieu of outplacement services, payable on the Commencement Date;
(v)coverage under the Company’s group health plan for Executive and Executive’s spouse and eligible dependents on the same basis as if Executive had continued to be employed during the Severance Period, or until Executive is eligible as the primary insured to participate in a group health plan maintained by another employer, if earlier than the end of the Severance Period (the “Health Plan Continuation Period”); provided, that if such continued coverage results in a violation of Section 105(h) of the Code, the continuation coverage will be on an after-tax basis with the portion of the monthly cost of coverage paid by the Company being additional taxable income to Executive (the “Health Plan Continuation Payment”). Notwithstanding the foregoing, if Executive and Executive’s spouse and eligible dependents are not eligible to continue coverage under the Company’s group health plan during the Health Plan Continuation Period, the Company will pay Executive on the last day of each month during the Health Plan Continuation Period (or balance thereof) a cash lump sum amount based on the cost for Executive to acquire health insurance coverage from commercial sources that is reasonably comparable to the group health plan coverage Executive last elected as an employee of the Company for Executive and Executive’s spouse and eligible dependents under the Company’s group health plan, where the net monthly payment after taxes are withheld will equal the premium cost paid by Executive for that month’s coverage determined in accordance with the Company’s policy then in effect on employer-cost sharing (the “Additional Health Plan Continuation Payment”). Notwithstanding anything to the contrary herein, the first Health Plan Continuation Payment and the first Additional Health Plan Continuation Payment will be paid on the Commencement Date and will include the amounts that would have otherwise been paid for each month during the Health Plan Continuation Period prior to the Commencement Date (without interest); and
(vi)subject to the terms, limitations and exclusions of the Company’s group life and accident insurance plans and the related policies of group insurance, during the Severance Period or, if earlier, until Executive is eligible to participate in a group life or accident insurance plan maintained by another employer (the “Insurance Benefits Continuation Period”), (A) the Company will provide life and accident and insurance coverage for Executive comparable to the life and accident insurance coverage that Executive last elected to receive as an employee under the Company’s applicable life and accident insurance plan, subject to modifications from time to time of the coverage available under such plan or related insurance policies that are generally applicable to the Company’s executive officers, (B) during the period from the Separation Date through the Commencement Date, Executive shall pay the entire cost of premiums for such life and accident insurance coverage, and (C) on the Commencement Date, the Company will reimburse Executive for the Company’s share (determined in accordance with the next sentence) of any premiums paid by Executive for such life and accident insurance coverage during the period from the Separation Date to the Commencement Date. The cost of providing such insurance coverage will be borne by the Company and Executive in accordance with the Company’s policy then in effect for employee participation in premiums, on substantially the same terms as would be applicable to an executive officer of the Company. Following the Commencement Date and during the remainder of the Insurance Benefits Continuation Period, the Company shall pay its share of such premiums to the applicable insurance carrier(s) on the due date(s) established by such carrier(s), but in no event later than the last day of the calendar year in which such due date(s) occurs.
All of Executive’s Equity Awards that are outstanding as of the Separation Date shall be subject to the terms of the applicable award agreement pursuant to which such Equity Awards were granted. For the sake of clarity, Executive has attained age 55 and at least five years of service with the Company for purposes of his Equity Awards. All payments made or required to be made by the Company under this Agreement to Executive shall be less required deductions and withholdings. This Agreement provides for the full and exclusive payments and benefits due to Executive after the date hereof.
3.General Release:
a.In consideration of the payments to be made and the benefits to be provided to Executive under this Agreement and conditioned upon such payments and provisions, Executive does hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company and each of its past or present subsidiaries and affiliates, its and their past or present officers, directors, stockholders, employees and agents, their respective successors and assigns, heirs, executors and administrators, the pension and employee benefit plans of the Company, or of its past or present subsidiaries or affiliates, and the past or present trustees, administrators, agents, or employees of the pension and employee benefit plans (collectively included within the term the “Company” for purposes of this Section 3), acting in any capacity whatsoever, of and from any and all manner of actions and causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now has, or hereafter may have, or which Executive’s heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of my employment with the Company to the date of these presents and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship and the termination of my employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under the Pennsylvania Human Relations Act, 43 Pa. C.S.A. §§951 et. seq., the Rehabilitation Act of 1973, 29 USC §§ 701 et seq., Title VII of the Civil Rights Act of 1964, 42 USC §§ 2000e et seq., the Civil Rights Act of 1991, 2 USC §§ 60 et seq., as applicable, the Age Discrimination in Employment Act of 1967, 29 USC §§ 621 et seq., the Americans with Disabilities Act, 29 USC §§ 706 et seq., and the Employee Retirement Income Security Act of 1974, 29 USC §§ 301 et seq., all as amended, any contracts between the Company and Executive and any common law claims now or hereafter recognized and all claims for personal injuries, counsel fees and costs; provided, however, that this Release shall not apply to any entitlements under the terms of this Agreement or under any other plans or programs of the Company in which Executive participated and under which Executive has accrued and become entitled to a benefit (including indemnification and/or reimbursement to the extent provided under the Company’s Certificate of Incorporation, bylaws or applicable insurance policies) based on Executive’s actual service with the Company other than under any Company separation or severance plan or programs.

b.Subject to the limitations of Section 3.a, Executive expressly waives all rights afforded by any statute which expressly limits the effect of a release with respect to unknown claims. Executive understands the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims.
c.Executive hereby agrees and recognizes that Executive has resigned from Executive’s position as a member of the Board of Directors of the Company, as well as its subsidiaries and affiliates, on the date of this Agreement. The Company has no obligation, contractual or otherwise to Executive to hire, rehire or reemploy Executive in the future. Executive acknowledges that the terms of this Agreement provide Executive with payments and benefits which are in addition to any amounts to which Executive otherwise would have been entitled in the absence of his execution of a Release.
d.Executive hereby agrees and acknowledges that the payments and benefits provided to Executive by the Company are to bring about an amicable resolution of Executive’s employment arrangements and are not to be construed as an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company, and that this Agreement was, and the release in this Section 3 (the “Release”) is, executed voluntarily to provide an amicable resolution of Executive employment relationship with the Company.
e.Executive hereby acknowledges that nothing in the Release shall prohibit or restrict Executive from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s designated legal, compliance or human resources officers; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization. In addition, Executive understands that each of the Parties (and each employee, representative, or other agent of such Parties) may disclose to any person, without limitation of any kind, the federal income tax treatment and federal income tax structure of the transactions contemplated hereby and all materials (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.
f.By signing this Agreement, Executive certifies that Executive has read the terms of the Release, that Executive has been advised by the Company to discuss the Release with Executive’s attorney, that Executive has received the advice of counsel and that Executive understands its terms and effects. Executive acknowledges, further, that Executive is executing this Agreement, including the Release, of Executive’s own volition with a full understanding of its terms and effects and with the intention of releasing all claims recited herein in exchange for the consideration described in this Agreement, which Executive acknowledges is adequate and satisfactory to Executive. None of the Parties, nor their agents, representatives or attorneys have made any representations to Executive concerning the terms or effects of the Release other than those contained herein.
4.Executive Review Period:
Executive may take up to 21 days after receipt of this Agreement to review and sign this Agreement. Executive is free to sign this Agreement at any time after receiving it, without using the entire review period. Executive is encouraged, during the review period and before signing this Agreement, to consult with an attorney as to this Agreement’s meaning and implications. Executive understands that he may revoke this Agreement and the Release within seven days following Executive’s execution of this Agreement.

5.Restrictive Covenants:
a.Executive acknowledges and agrees that Executive’s continued compliance with the restrictions, obligations and acknowledgements set forth in Sections 8 through 11 of the Executive Severance Agreement (such restrictions, obligations and acknowledgements, together, the “Restrictive Covenants”) is a material inducement to the Company entering into this Agreement, and the Restrictive Covenants shall survive Executive’s termination of employment. Executive reaffirms the Restrictive Covenants (which include covenants with respect to confidentiality, non-competition, non-solicitation or hiring, return of property and cooperation), and the Restrictive Covenants are hereby incorporated into and form a part of this Agreement. Executive acknowledges that a breach of any Restrictive Covenants will result in immediate cessation of the payment of, and forfeiture of any unpaid amounts with respect to, the Separation Benefits. For the avoidance of doubt, the portion of any of the Restrictive Covenants that applies following the Termination Date (as defined in the Executive Severance Agreement) shall commence upon the Separation Date.
b.Executive understands that an individual shall not be held criminally or civilly liable under any federal or state trade secrets law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
c.On or promptly following the Separation Date, Executive will deliver to the person designated by the Company all originals and copies of all documents, information, and other property of the Company in Executive’s possession, under Executive’s control, or to which Executive may have access. Executive will not reproduce or appropriate for Executive’s own use, or for the use of others, any Confidential Information.
d.The Parties acknowledge and agree that the disclosure and filing of this Agreement, including the fact that an agreement has been made and its form and terms, is required by law to be publicly filed with the Securities and Exchange Commission by the Company.
6.Non-Disparagement:
Executive agrees to refrain from engaging in any conduct or making disparaging comments or statements, the purpose or effect of which is to harm the reputation, goodwill, or commercial interests of the Company, including its affiliates, its officers, directors, owners, agents or current or former employees, or its products or services, to any third party, including, but not limited to, any media outlet, any forms of social media or other method, industry group, financial institution, or current or former employee, consultant, or customer of the Company. The Company agrees to instruct its senior executive officers and members of its Board of Directors to refrain from engaging in any conduct or making disparaging comments or statements, the purpose or effect of which is to harm the personal or professional reputation, goodwill or commercial interests of Executive. Notwithstanding the preceding sentences, Executive and the Company (including its senior executive officers and directors), respectively, may confer in confidence with legal representatives and make truthful statements to any judicial, regulatory, administrative or other government authority.
7.Miscellaneous:
a.This Agreement shall be governed and construed in accordance with the substantive laws of the Commonwealth of Pennsylvania;
b.Executive is encouraged to discuss this Agreement with an attorney before signing and have Executive’s attorney review this Agreement;
c.Executive understands that the Company would not have provided Executive the Separation Benefits but-for Executive’s representations and promises that Executive is making by signing this Agreement;
d.Executive acknowledges and agrees Executive has not suffered any job-related wrongs or injuries for which Executive might still be entitled to compensation, and Executive has fully and properly reported all hours worked and been paid all wages, compensation and benefits that Executive was entitled to up to and including the date this Agreement is signed by Executive;
e.In the event of any breach of this Agreement by Executive, including but not limited to Executive’s obligations under Section 3, Section 5 or Section 6, the Company shall have the right to declare this Agreement null and void from the beginning and shall be relieved of any further obligations hereunder, including the obligation to pay the compensation, benefits and vesting of equity provided under Section 2.a for the Transition Period, as well as the Separation Benefits provided under Section 2.b. In such event, Executive shall fully reimburse the Company for any and all amounts paid to Executive under the terms of this Agreement and Executive shall forfeit all future payments and other benefits provided under this Agreement; and
f.Should any part, term, condition or provision of this Agreement be found by any court to be void, the rest of this Agreement shall remain valid and enforceable. However, if the Release provisions set forth in Section 3 are found to be void or unenforceable due to a challenge to such enforceability by Executive, the entire Agreement shall be voided and all payments and benefits shall be repaid;
g.This Agreement may not be amended or modified in any manner, except by an instrument in writing authorized by Executive and a duly authorized officer on behalf of the Company;
h.This Agreement may be executed in multiple counterparts, which may be conveyed to the Parties by electronic means, each of which shall be deemed an original, and all of which shall constitute one Agreement; and
i.Executive agrees that nothing in this Agreement shall relieve Executive of his obligations under the Company’s clawback policies for employees similarly situated in his prior position, and the compensation, benefits and vesting of equity provided under Section 2.a for the Transition Period, as well as the Separation Benefits provided for herein shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any such clawback or similar policy adopted by the Board of Directors of the Company or the Compensation Committee as in effect from time to time and (ii) applicable law.

j.Unless otherwise provided, all references to sections in this Agreement shall be deemed to be references to sections of this Agreement.
8.Code Section 409A:
This Agreement is intended to be exempt from or compliant with the requirements of Section 409A of the Code, including current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly. Notwithstanding any other provision with respect to the timing of payments under this Agreement, to the extent necessary to comply with the requirements of Section 409A, any payments to which Executive may become entitled under this Agreement which are subject to Section 409A (and not otherwise exempt from its application) and would otherwise have been paid prior to the six-month anniversary of the date of termination will be withheld until the first business day after the six-month anniversary of the date of termination, at which time Executive shall be paid the aggregate amount of all such payments in a lump sum. Any reimbursement by the Company during any taxable year of Executive will not affect any reimbursement by the Company in another taxable year of Executive. Any right to reimbursement is not subject to liquidation or exchange for another benefit. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of deferred compensation under this Agreement shall be treated as a separate payment of deferred compensation. To the extent that the right to any payment provides for the deferral of compensation within the meaning of Section 409A, references to Executive’s “termination” or “resignation” of employment will be construed to mean Executive’s “separation from service” within the meaning of Section 409A(a)(2)(A)(i).
9.Merger Clause:
This Agreement contains the entire and only agreement between the Company and Executive regarding the subject matter of this Agreement and supersedes and invalidates any previous agreements or understandings between Executive and the Company with respect to the subject matter addressed herein, including the Executive Severance Agreement (except to the extent of the provisions incorporated herein by reference); provided, however, that the award agreements with respect to equity awards granted by the Company to Executive shall remain in effect to the extent applicable to give effect to this Agreement. Any oral or written promises or assurances related to the subject matter of this Agreement that are not contained in this Agreement are waived, abandoned and withdrawn, and are without legal effect.
10.Execution and Revocation Period:
If Executive chooses to accept the terms of this Agreement, Executive must sign this Agreement and deliver one original of this Agreement to the Company’s General Counsel within the timeframe stated in Section 4. Executive must also sign and deliver one original of the Second Release attached to this Agreement within 21 days after the Separation Date. Executive understands that he may revoke this Agreement and the Second Release within seven days following Executive’s execution of each. This Agreement and the Company’s obligation to provide the Separation Benefits shall not become effective or enforceable against the Company until the eighth day after Executive’s execution and delivery to the Company of the attached Second Release, provided that Executive has also signed and delivered this Agreement and has not revoked either one. Any revocation must be delivered, in writing, to the Company as provided herein, within seven days after execution. If this Agreement and Second Release are not signed and returned by such dates, the offer and payments and benefits presented in this Agreement shall be deemed revoked. If Executive revokes this Agreement or the Second Release after signing, Executive shall be obligated to fully reimburse the Company for any and all portions of the compensation, benefits and vesting of equity provided under Section 2.a for the Transition Period, as well as the Separation Benefits received pursuant to Section 2.b.
11.Notice:
All notices and other communications under this Agreement must be in writing and will be deemed duly given (x) on the date of transmission, if delivered by confirmed facsimile or electronic mail, or (y) if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid or by overnight courier, and addressed to the intended recipient at the addresses below.
Notices sent to the Company should be directed to:
Teleflex Incorporated
550 E. Swedesford Rd.
Suite 400
Wayne, PA 19087
Attention: General Counsel
with a copy (that does not constitute notice) to:
Gillian Emmett Moldowan
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Email: gillian.moldowan@stblaw.com
Notices sent to Executive should be directed to Executive at the address on the records of the Company.
12.Acknowledgement:
Executive represents and certifies: that Executive has carefully read and fully understand all of the provisions and effects of this Agreement, and Executive has been given the opportunity to thoroughly discuss all aspects of it with Executive’s personal attorney; that Executive is voluntarily entering into this Agreement; and that neither the Company nor its agents, representatives or attorneys, make any representations concerning the terms or effects of this Agreement other than those contained herein.
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IN WITNESS WHEREOF, intending to be legally bound hereby, Executive and the Company have executed the foregoing Separation Agreement and Release.

EXECUTIVE	TELEFLEX INCORPORATED
/s/ Liam Kelly	By:/s/ Stephen K. Klasko
Liam Kelly	Stephen K. Klasko, M.D.
Title: Director and Chairperson

Date: January 23, 2026	Date: January 22, 2026

[Signature Page to Separation Agreement and Release]

SECOND RELEASE
SEND SIGNED ORIGINAL TO: Teleflex Incorporated, 550 E. Swedesford Rd., Suite 400, Wayne, PA 19087, Attention: General Counsel
1.I, Liam Kelly, for and in consideration of certain payments to be made and the benefits to be provided to me under the Separation Agreement and Release, dated as of January __, 2026 (the “Agreement”) between me and TELEFLEX INCORPORATED AND ITS AFFILIATES (the “Company”) and conditioned upon such payments and provisions, do hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company and each of its past or present subsidiaries and affiliates, its and their past or present officers, directors, stockholders, employees and agents, their respective successors and assigns, heirs, executors and administrators, the pension and employee benefit plans of the Company, or of its past or present subsidiaries or affiliates, and the past or present trustees, administrators, agents, or employees of the pension and employee benefit plans (collectively included within the term the “Company”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of action, suits, debts, claims and demands whatsoever in law or in equity, which I ever had, now have, or hereafter may have, or which my heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of my employment with the Company to the date of these presents and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship and the termination of my employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under the Pennsylvania Human Relations Act, 43 Pa. C.S.A. §§951 et. seq., the Rehabilitation Act of 1973, 29 USC §§ 701 et seq., Title VII of the Civil Rights Act of 1964, 42 USC §§ 2000e et seq., the Civil Rights Act of 1991, 2 USC §§ 60 et seq., as applicable, the Age Discrimination in Employment Act of 1967, 29 USC §§ 621 et seq., the Americans with Disabilities Act, 29 USC §§ 706 et seq., and the Employee Retirement Income Security Act of 1974, 29 USC §§ 301 et seq., all as amended, any contracts between the Company and me and any common law claims now or hereafter recognized and all claims for personal injuries, counsel fees and costs; provided, however, that this Second Release shall not apply to any entitlements under the terms of the Agreement or under any other plans or programs of the Company in which I participated and under which I have accrued and become entitled to a benefit (including indemnification and/or reimbursement to the extent provided under the Company’s Certificate of Incorporation, bylaws or applicable insurance policies) based on my actual service with the Company other than under any Company separation or severance plan or programs.
2.Subject to the limitations of paragraph 1 above, I expressly waive all rights afforded by any statute which expressly limits the effect of a release with respect to unknown claims. I understand the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims.
3.I hereby agree and recognize that my employment by the Company was permanently and irrevocably severed on March 31, 2026. I also hereby agree and recognize that I resigned from my position as a member of the Board of Directors of the Company, as well as its subsidiaries and affiliates, effective as of the date of the Agreement. The Company has no obligation, contractual or otherwise to me to hire, rehire or reemploy me in the future. I acknowledge that the terms of the Agreement provide me with payments and benefits which are in addition to any amounts to which I otherwise would have been entitled.
4.I hereby agree and acknowledge that the payments and benefits provided to me by the Company are to bring about an amicable resolution of my employment arrangements and are not to be construed as an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company, and that the Agreement was, and this Second Release is, executed voluntarily to provide an amicable resolution of my employment relationship with the Company.
5.I hereby acknowledge that nothing in this Second Release shall prohibit or restrict me from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s designated legal, compliance or human resources officers; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization. In addition, I understand that each of the parties hereto (and each employee, representative, or other agent of such parties) may disclose to any person, without limitation of any kind, the federal income tax treatment and federal income tax structure of the transactions contemplated hereby and all materials (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.
6.I hereby certify that I have read the terms of this Second Release, that I have been advised by the Company to discuss it with my attorney, that I have received the advice of counsel and that I understand its terms and effects. I acknowledge, further, that I am executing this Second Release of my own volition with a full understanding of its terms and effects and with the intention of releasing all claims recited herein in exchange for the consideration described in the Agreement, which I acknowledge is adequate and satisfactory to me. None of the above named parties, nor their agents, representatives or attorneys have made any representations to me concerning the terms or effects of this Second Release other than those contained herein.
7.I hereby acknowledge that I have been informed that I have the right to consider this Second Release for a period of 21 days prior to execution. I also understand that I have the right to revoke this Second Release for a period of seven days following execution by giving written notice to the Company at the address set forth in Section 11 of the Agreement.
8.I hereby further acknowledge that the terms of Section 8 and Section 9 of the Executive Severance Agreement (as defined in the Agreement) shall continue to apply for the balance of the time periods provided therein and that I will abide by and fully perform such obligations.
ii

9.This Second Release may be executed in one or more counterparts, including by facsimile signature, each of which shall be deemed to be an original, but all of which shall be considered one and the same instrument.
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iii

IN WITNESS WHEREOF, intending to be legally bound hereby, Executive and the Company have executed the foregoing Second Release.

EXECUTIVE	TELEFLEX INCORPORATED
By:
Liam Kelly	[Name]
Title: [_____]

Date:	Date:

NOTE: DO NOT SIGN THIS SECOND RELEASE BEFORE YOUR ACTUAL SEPARATION DATE.
[Signature Page to Second Release]